EXHIBIT 99.1

NEWS RELEASE

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212) 720-4254

FOOT LOCKER, INC. REPORTS SECOND QUARTER RESULTS

•	Earnings of $0.04 Per Share
•	Comparable-Store Sales Increased 2.5 Percent
•	Gross Margin Increased 230 Basis Points

NEW YORK, NY, August 19, 2010 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended July 31, 2010.

Second Quarter Results
Net income for the Company’s second quarter ended July 31, 2010 was $6 million, or $0.04 per share, compared with break-even performance last year. Second quarter sales decreased 0.3 percent, to $1,096 million this year, compared with sales of $1,099 million for the corresponding prior-year period. Second quarter comparable-store sales increased 2.5 percent. Excluding the effect of foreign currency fluctuations, total sales for the second quarter increased 1.3 percent.

“The increase in our second quarter net income was driven primarily by the strong 230 basis point improvement in our gross margin rate. Our significantly improved inventory position facilitated our ability to drive higher margin sales by being more selective with our promotional activity while at the same time being more responsive to changes in consumer fashion trends,” stated Ken C. Hicks, Chairman of the Board and Chief Executive Officer of Foot Locker, Inc. “We are pleased to report our second consecutive quarter of sales and profit growth, versus the comparable periods of last year, as we continue to implement our new strategic plan.”

Year-to-Date Results
Net income for the Company’s first six months of the year increased 94 percent to $60 million, or $0.38 per share, compared with net income of $31 million, or $0.20 per share, for the corresponding period last year. Year-to-date sales increased 2.7 percent, to $2,377 million, compared with sales of $2,315 million last year. Year-to-date comparable-store sales increased 3.7 percent. Excluding the effect of foreign currency fluctuations, total sales year-to-date increased 2.2 percent.

Financial Position
The Company’s merchandise inventory at the end of the second quarter was $1,219 million, or 5.1 percent lower than at the end of the second quarter last year.

During the second quarter of 2010, the Company repurchased 875,000 shares of its common stock for $12.0 million under the Company’s $250 million share repurchase program. Year-to-date, the Company has repurchased approximately 1.4 million shares of its common stock for $19.7 million.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

At July 31, 2010, the Company’s cash and short-term investments totaled $519 million while the debt on its balance sheet was $137 million. The Company’s total cash position, net of debt, was $105 million higher than the same time last year.

Store Base Update
During the first six months of the year, the Company opened 27 new stores, remodeled/relocated 94 stores and closed 51 stores. At July 31, 2010, the Company operated 3,476 stores in 21 countries in North America, Europe and Australia. In addition, 20 franchised stores were operating in the Middle East and South Korea.

The Company is hosting a live conference call at 9:00 a.m. (ET) on Friday, August 20, 2010 to discuss these results. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Friday, August 27, 2010.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, further deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans and strategic plans effectively with regard to each of its business units, and risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended July 31, 2010 and August 1, 2009
(In millions, except per share amounts)

	Second Quarter 2010	Second Quarter 2009

Sales	$1,096	$1,099

Cost of sales	791	819
Selling, general and administrative expenses	268	252
Depreciation and amortization	26	28
Interest expense, net	2	3
Other income	(1)	(1)

	1,086	1,101

Income (loss) from continuing operations before income taxes	10	(2)
Income tax expense (benefit)	4	(1)

Income (loss) from continuing operations	6	(1)
Discontinued operations, net of tax	—	1

Net Income	$6	$—

Diluted EPS:

Income from continuing operations	$0.04	$—
Discontinued operations, net of tax	—	—

Net Income	$0.04	$—

Weighted-average diluted shares outstanding	156.9	155.9

	Year-To-Date 2010	Year-To-Date 2009

Sales	$2,377	$2,315

Cost of sales	1,679	1,679
Selling, general and administrative expenses	548	530
Depreciation and amortization	52	56
Interest expense, net	5	5
Other income	(1)	(2)

	2,283	2,268

Income from continuing operations before income taxes	94	47
Income tax expense	34	17

Income from continuing operations	60	30
Discontinued operations, net of tax	—	1

Net Income	$60	$31

Diluted EPS:

Income from continuing operations	$0.38	$0.20
Discontinued operations, net of tax	—	—

Net Income	$0.38	$0.20

Weighted-average diluted shares outstanding	157.1	155.8

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	July 31, 2010	August 1, 2009

Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$519	$415
Merchandise inventories	1,219	1,284
Other current assets	161	211

	1,899	1,910

Property and equipment, net	376	433
Deferred tax assets	351	366
Other assets	287	306

	$2,913	$3,015

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$345	$322
Accrued and other liabilities	236	191

	581	513

Long-term debt and obligations under capital leases	137	138
Other liabilities	279	387
SHAREHOLDERS’ EQUITY	1,916	1,977

	$2,913	$3,015

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FOOT LOCKER, INC.
Store and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	July 31, 2010	August 1, 2009	January 30, 2010

Foot Locker U.S.
Number of stores	1,155	1,211	1,171
Gross square footage	4,658	4,898	4,744
Selling square footage	2,759	2,901	2,812

Footaction
Number of stores	313	327	319
Gross square footage	1,442	1,522	1,471
Selling square footage	906	951	926

Lady Foot Locker
Number of stores	400	469	415
Gross square footage	883	1,034	915
Selling square footage	506	592	524

Kids Foot Locker
Number of stores	304	304	301
Gross square footage	728	724	718
Selling square footage	426	425	422

Champs Sports
Number of stores	548	565	552
Gross square footage	2,923	3,018	2,946
Selling square footage	1,940	2,005	1,953

CCS
Number of stores	12	2	2
Gross square footage	31	6	6
Selling square footage	20	4	4

Foot Locker International
Number of stores	744	737	740
Gross square footage	2,147	2,145	2,155
Selling square footage	1,091	1,093	1,094

Total Stores Operated
Number of stores	3,476	3,615	3,500
Gross square footage	12,812	13,347	12,955
Selling square footage	7,648	7,971	7,735

Total Franchised Stores
Number of stores	20	19	22
Gross square footage	78	80	78
Selling square footage	50	53	53

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